Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Target Corporation Director Deferred, Executive Deferred, and SMG Executive Deferred Compensation Plans of our reports dated March 25, 2005, with respect to the consolidated financial statements of Target Corporation, Target Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Target Corporation, incorporated by reference in its Annual Report on Form 10-K for the year ended January 29, 2005, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Minneapolis, Minnesota

January 17, 2006